EXHIBIT 3 (i)

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
POWIN CORPORATION

ARTICLE 1
NAME

The name of the Corporation is Powin Corporation (“Corporation”).

ARTICLE II
PURPOSE AND POWERS

The Corporation is organized for the purpose of engaging in all lawful business enterprises, transactions and investments that a corporation organized under the laws of the State of Nevada might do or engage in.

ARTICLE III
CAPITAL STOCK

The capital stock of the Corporation shall consist of Five Hundred Seventy-Five Million (575,000,000) shares of Common Stock, par value $0.001 per share and Twenty-Five Million (25,000,000) shares of Preferred Stock, par value $0.001 per share. The board of directors shall have the authority, without any further approval of the shareholders, to establish the relative rights, preferences and limitations of any class of common or preferred stock. The consideration for the issuance of any shares of capital stock may be paid, in whole or in part, in money, services or other thing of value. The judgment of the directors as to the value of the consideration for the shares shall be conclusive. When the payment of the consideration for the shares has been received by the corporation, such shares shall be deemed fully paid and nonassessable. The board of directors shall have the authority, without further approval of the shareholders, to decrease the number of issued and outstanding shares of a class or series held by each shareholder of record at the effective date and time of the change without correspondingly decreasing the number of authorized shares of the same or series pursuant to NRS 78.2055.

ARTICLE IV
RESIDENT AGENT

The address of the Corporation’s initial resident office shall be:

National Registered Agents, Inc. of NV
1000 East William Street, Suite 204
Carson City, NV 89701

ARTICLE IV
BYLAWS

Except as otherwise provided in the Articles or in the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Corporation’s Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all Bylaws of the Corporation.

ARTICLE V
DIRECTORS

Pursuant to the Bylaws of the Corporation, the Corporation shall be governed by a Board of Directors. Subject to any limitations imposed elsewhere in these Articles or in the Bylaws, the number of directors of the Corporation shall be filed from time to tome by the Bylaws or amendment thereto duly adopted by the Board of Directors or by the shareholders. Election of directors need not be by written ballot unless and except to the extent the Bylaws so provide.

ARTICLE VII
LIMITATION OF LIABILITY

7.1           Exculpation from Liability and Indemnity- Managers Agents, Representative, etc.

7.11.   Each person who is acting as a manager, officer, employee, agent or representative of the Corporation, or as the, direct or indirect, owner, shareholder, director, member, manager, trustee or officer of any corporation, company, partnership, trust or other enterprise that is acting as the member, manager, agent or representative of the Corporation or otherwise on behalf of the Corporation or at the request of the Corporation is serving as a member, manager, officer, agent or representative of another corporation, company, partnership, joint venture, trust or other enterprise, shall have no liability whatsoever of any nature to the Corporation and/or its direct or indirect members or beneficial owners for any mistakes or error in judgment or for any act or omission undertaken or omitted to be undertaken, by any such person with respect to the Corporation regardless of the nature of the mistake, error in judgment or act or omission, provided, however,  that the foregoing shall not apply and each such person shall be liable to the Corporation in the event, and only in the event, such person is either convicted of or pleads nolo contendro to a felony involving acts taken or omitted by such person in connection with such person’s duties as  a member, manager, officer, director, agent or representative, as the case may be, and such acts with respect to which a felony conviction or a nolo contendro plea is obtained results in a detriment to the Corporation.

7.1.2   This exculpation from liability for all acts and omissions set forth in Section 7.1.1 other than those involving a conviction or nolo contendro plea to a felony is to be absolute and unconditional. The fact that a person has obtained the advice of legal counsel for the Corporation that any act or omission is within the scope of the authority conferred upon them by these Articles or the Bylaws shall be conclusive evidence that such person believed in good faith that such act or omission was within the scope of authority conferred by these Articles and the Bylaws; however, a person shall not be required to procure such advice to be entitled to the benefits of this Article 7.1. The provisions of this Article 7.1 extend, without limitation to any and all determinations of any person to cause the Corporation to hold assets, to sell any such assets, to invest or reinvest any proceeds from the sale or any asset and the selection, retention or termination of any person engaged to invest, or to assist in the investing the assets of the Corporation.

7.1.3   Each person who was or in a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding , whether civil, criminal, administrative  or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a manager, officer, director agent or representative of the Corporation, or is or was serving at the request of the Corporation, directly or indirectly, in such capacity, shall be indemnified and held harmless against all expenses, liability and loss, including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement, reasonably incurred or suffered in connection therewith; provided, however, this Article 7.1.3 shall not include claims for which such person is not exculpated from liability under the standards set forth in Article 7.1, as applicable, ie, there shall be no indemnification for any act which has caused detriment  to the Corporation and which is a felony for which there is a felony conviction or a nolo contendro plea. Such right of indemnification shall be a contract right which may enforced in any manner desired by such person. Such right of indemnification  shall not be exclusive of any other right a person may have hereafter acquire and without limiting the generality of the such statement, they shall be entitled to  right of indemnification under any agreement or provisions of law, as well as the rights under these Articles.

7.1.4   The provisions of this Article 7.1 are specifically intended  to provide  the greatest degree of indemnification permissible under  the laws of the State of Nevada .These provisions are to be respected in all events to the extent legally permissible and shall be limited or reduced only to the extent, if at all, as may be necessary  to preserve the scope of exculpation and indemnity to the maximum extent permitted contractually or otherwise under the laws of the State of Nevada.

7.2   Insurance.   Without limiting the application of the foregoing Articles, these Articles may be amended from time to time with respect to indemnification and may cause the Corporation to purchase and maintain insurance against liability asserted against any person entitled to indemnification under these Articles.

7.3   Continuation of Indemnification; Amendment.   The exculpation and indemnification   provided in these Articles shall continue as to a person who has ceased to be a   manager, officer, director, agent or representative of the Corporation and shall inure to the benefit of the heirs, legatees, executors and administrators of such person. Notwithstanding the foregoing, the exculpation and  indemnification  provided by these Articles may be amended by the shareholders as provided by the laws of the State of Nevada.

These Amended and Restated Articles of Amendment are effective as of June 13, 2012.